EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Hurco Companies, Inc. of our report dated January 12, 2007 with respect to the consolidated financial statements and schedule of Hurco Companies, Inc. and of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Hurco Companies, Inc. for the year ended October 31, 2006.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Indianapolis, Indiana
July 11, 2007